SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                          ----------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): April 8, 2003 (April 8, 2003)

                                 Arch Coal, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                        1-13105                 43-0921172
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
    of incorporation)                                       Identification No.)


           One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
               (Address of principal executive offices) (Zip code)


Registrant's telephone number, including area code: (314) 994-2700














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Item 5. Other  Events.

     On April 8, 2003, Arch Coal, Inc. (the "Company"), announced via press release the Company's expectations for first quarter results and the receipt of $52 million related to a buyout of an above market contract. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.


Item 7.  Financial Statements and Exhibits.

        (c) The following Exhibit is filed with this Current Report on Form 8-K:

                Exhibit No.             Description
                99                      Press Release dated as of April 8, 2003




























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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 8, 2003                         ARCH COAL, INC.



                                              By: /s/ Janet L. Horgan
                                              Janet L. Horgan
                                              Assistant General Counsel and
                                                Assistant Secretary































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




                                 EXHIBIT INDEX


Exhibit No.              Description
99                      Press Release dated as of April 8, 2003





































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

                                                                      Exhibit 99
News from
Arch Coal, Inc.
                                                        FOR FURTHER INFORMATION:
                                                                   Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                                   April 8, 2003


  Arch Coal, Inc. announces expectations for first quarter results and receipt of $52 million related to buyout of an above-market contract

     St. Louis - Arch Coal, Inc. (NYSE:ACI) announced today that it expects to report for its first quarter ended March 31, 2003 a net loss of $.27 per share before an estimated $.07 per share non-cash charge related to the cumulative effect of an accounting change resulting from the implementation of FAS 143 governing the retirement of asset obligations.

     "During the first quarter, coal demand remained depressed as power generators continued to pull coal from stockpiles rather than purchase spot volumes," said Steven F. Leer, Arch Coal's president and CEO. "In response, Arch cut production still further at both its eastern and western operations. Despite the adverse impact of this strategy on our near-term financial performance, we continue to believe that it is imprudent and unwise to sell our uncommitted tons into the current spot market, at prices that fail to provide an adequate return on investment."

     During the first quarter, Arch produced 1.5 million fewer tons in the west and 1.2 million fewer tons in the east when compared to the first quarter of 2002, when production was already constrained.

     Leer indicated that market fundamentals provide reason for optimism in the year's second half. "Electricity demand increased an estimated 4% in 2002, according to Edison Electric Institute; U.S. coal production fell by an estimated 35 million tons during the year; and utility stockpiles were nearly 20% lower at the end of March compared to 12 months earlier. Eventually, power generators will need to re-enter the market, and that should provide an impetus for improving coal demand and pricing."

     Arch also announced that it had agreed to terms with a large customer seeking to buy out of the remaining term of an above-market contract. The buyout will result in the receipt of approximately $52 million in cash during the second quarter. Arch will record a deferred gain of approximately $15 million, which will be recognized ratably through 2012.

     Arch will release its first quarter earnings announcement before market on Monday, April 21. A conference call will be conducted at 11 a.m. EDT on that same day. The webcast will be accessible via the "investor" section of the Arch Coal Web site at www.archcoal.com. Following the live event, replays of the webcast will be available on the site for approximately three weeks.

     Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.



Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.